Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
RXi Pharmaceuticals Corporation
Worcester, MA
We hereby consent to the use in the Prospectus constituting a part of this Registration Statement on Amendment No. 5 of Form S-1 of our report dated October 25, 2011, relating to the financial statements of the Predecessor (RNAi) (the carve-out entity), which is contained in that Prospectus.
We also hereby consent to the use in the Prospectus constituting a part of this Registration Statement on Amendment No. 5 of Form S-1 of our report dated February 10, 2012, relating to the financial statement of RXi Pharmaceuticals Corporation (Registrant) which is contained in that Prospectus.
We also consent to the references to us under the caption “Experts” in the Prospectus.
/s/ BDO USA, LLP
Boston, MA
February 10, 2012